Exhibit 99.1
JOINT FILING AGREEMENT
     The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.
Dated: January 7, 2010

TONGLING NONFERROUS METALS GROUP HOLDINGS CO., LTD.
By:	/s/ Dongqing LI
	Name:	Dongqing LI
	Title:	Chief Engineer

CHINA RAILWAY CONSTRUCTION CORPORATION LIMITED
By:	/s/ Zhiliang ZHOU
	Name:	Zhiliang ZHOU
	Title:	Company Vice President

CRCC-TONGGUAN INVESTMENT CO., LTD.
By:	/s/ Shouhua JIN
	Name:	Shouhua JIN
	Title:	Chairman